Exhibit 99.1
ADVENTRX ANNOUNCES CLOSING OF MERGER WITH SD PHARMACEUTICALS
SAN DIEGO – April 28, 2006 – ADVENTRX Pharmaceuticals, Inc. (Amex: ANX) announced today the closing of the merger between the Company and privately-held SD Pharmaceuticals, Inc. (SD Pharma). ADVENTRX acquired all outstanding shares of SD Pharma, obtaining worldwide intellectual property rights, excluding rights for China, Taiwan, Hong Kong and Macau, to a portfolio of eight oncology and infectious disease therapeutic product candidates. These candidates include SDP-012 (ANX-530, vinorelbine emulsion), which was the subject of a prior license agreement between the companies, announced in October 2005. Most of these SD Pharma compounds are novel nano-emulsion formulations of currently available drugs. The nano-emulsion technology was developed by SD Pharma co-founder, Andrew Chen, Ph.D., Rh.P., in an effort to address limitations with current drug formulations, such as injection site reactions and hypersensitivity reactions.
“The closing of this merger is a transformational event for ADVENTRX and gives the Company exciting new therapeutic product candidates in the fields of oncology and infectious diseases,” said Evan M. Levine, ADVENTRX president and CEO. “These product candidates fit well with our mission to develop less toxic drugs that address specific medical needs and improve patient care. For example, the novel formulations of paclitaxel and docetaxel were developed without formulation vehicles Cremophor® or polysorbate 80 which can cause severe hypersensitivity reactions. Furthermore, because we believe most of these new product candidates may be eligible for NDA submission under the 505(b)(2) regulatory pathway, we can potentially advance these rapidly through clinical testing and to commercialization.”
Section 505(b)(2) of the Federal Food, Drug & Cosmetic Act allows the FDA to approve a follow-on drug on the basis of data in the scientific literature or data used by the FDA in the approval of other drugs. This procedure potentially makes it easier for drug manufacturers to obtain rapid approval of new forms of drugs based on proprietary data of the original drug manufacturer.
ADVENTRX currently plans to file an investigational new drug (IND) application for ANX-530 (SDP-012, vinorelbine emulsion) in Q3 2006. ANX-530 is a novel emulsion formulation of vinorelbine tartrate designed to reduce vein irritation associated with intravenous delivery of the drug. In addition, the Company currently plans to request pre-IND meetings with the FDA regarding proposed 505(b)(2) regulatory paths for the paclitaxel (SDP-013) and docetaxel (SDP-014) emulsions. SDP-013 is a novel emulsion formulation paclitaxel (Taxol®) designed to be non-allergenic which may obviate the need for immunosuppressant premedication and SDP-014 is a novel detergent-free docetaxel (Taxotere®) formulation intended to eliminate the need for multiday immunosuppressant premedication.
The Company currently plans to investigate regulatory strategies for other product candidates including SDP-015, a novel intravenous formulation of an approved oral antibiotic in the macrolide family known as clarithromycin; SDP-016, a novel formulation of vancomycin, a parenteral glycopeptide antibiotic, which is intended to reduce phlebitis associated with IV-delivery of the drug, and; SDP-011, an intranasal/topical antiviral gel intended as a broad spectrum agent for cold and flu and other viral indications as an over-the-counter (OTC) product.

About ADVENTRX
ADVENTRX Pharmaceuticals is a biopharmaceutical research and development company focused on introducing treatments for cancer and infectious diseases that surpass the performance and safety of existing drugs, by addressing significant problems such as drug metabolism, toxicity, bioavailability and resistance. More information can be found on the Company’s Web site at www.adventrx.com.
Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, regarding ADVENTRX. Such statements are made based on management’s current expectations and beliefs. Actual results may vary from those currently anticipated based upon a number of factors, including uncertainties inherent in the drug development process, the timing and success of clinical trials, the validity of research results, and the receipt of necessary approvals from the FDA and other regulatory agencies. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements regarding ADVENTRX, see the section titled “Risk Factors” in ADVENTRX’s last annual report on Form 10-K, as well as other reports that ADVENTRX files from time to time with the Securities and Exchange Commission. All forward-looking statements regarding ADVENTRX are qualified in their entirety by this cautionary statement. ADVENTRX undertakes no obligation to release publicly any revisions, which may be made to reflect events or circumstances after the date hereof.
Contact:
ADVENTRX Pharmaceuticals
Andrea Lynn
858-552-0866